Exhibit 99.1

JELD-WEN Holding, Inc. Announces CEO Leadership Transition, Announces Two Acquisitions, and Updates 2018 Outlook for the Impact of Closed Acquisition

Charlotte, N.C. – JELD-WEN Holding, Inc. (NYSE:JELD) (“JELD-WEN” or the “Company) today announced a leadership transition with Chairman of the Board, Kirk S. Hachigian, assuming the duties of CEO on an interim basis; announced an agreement to acquire American Building Supply, Inc. (“ABS”); announced the acquisition of A&L Windows Pty Ltd (“A&L”); and updated its outlook for first quarter and full year 2018 for the impact of the A&L acquisition.

CEO Leadership Transition

The Board of Directors of the Company announced the departure of President and CEO, Mark Beck, effective February 27, 2018, by mutual agreement. Under the terms of his employment agreement, Mr. Beck’s service as a director also ended on that date. Mr. Hachigian, Chairman of the Board and former CEO of the Company, will assume Mr. Beck’s duties while the Board conducts a search for a new CEO.

“We appreciate Mark’s contributions to the Company during his tenure,” commented Mr. Hachigian. “JELD-WEN remains committed to delivering long-term value to our shareholders through solid execution on all aspects of our operating model, including operational excellence, profitable organic growth, and strategic M&A. Our strong and experienced executive management team will work closely with me to make this leadership transition seamless for our customers, shareholders and employees.”

Agreement to Acquire American Building Supply, Inc.

JELD-WEN has signed a definitive agreement to acquire all of the outstanding shares of ABS. ABS excels in supporting distributors, dealers, and home centers with a broad product range of doors, frames, and hardware for both the residential and commercial markets. Through its Doormerica® division, ABS manufactures a broad selection of decorative, specialty, and architectural doors, including the Millennium Door series. ABS has developed a reputation as a premier supplier of value-added services for the millwork industry, through a relentless focus on quality and service.

“The acquisition of ABS aligns perfectly with our strategy to expand our door capabilities with value-added services and customized full door systems. ABS, together with our recent acquisition of MMI Door, will expand our ability to offer these services to our customers with a broad geographic coverage area across the U.S.,” said John Linker, Senior Vice President Corporate Development and Investor Relations. “With ABS’s capabilities in quick-ship customizable configurations, hardware options, and specialized component offerings, we will improve our service offerings and lead times for our channel partners. We look forward to welcoming the entire ABS team to the JELD-WEN family.”

JELD-WEN expects the transaction to close late in the first quarter of 2018, subject to customary closing conditions. Terms of the acquisition were not disclosed.

JELD-WEN has a long and valued partnership with ABS as a supplier of door and window products. As a result of the acquisition, JELD-WEN expects to add approximately $275 million in incremental annualized revenue. JELD-WEN expects the acquisition to be immediately accretive to adjusted EPS in 2018. ABS’s adjusted EBITDA margins initially will be lower than JELD-WEN’s adjusted EBITDA margins, until expected synergies are achieved.

Acquisition of A&L Windows Pty Ltd

JELD-WEN today completed the acquisition of A&L, a leading Australian manufacturer of residential aluminum windows and patio doors. Founded in 1980, A&L has a long history of supporting homebuilders and contractors with innovative products and high-quality service. With a network of manufacturing facilities and showrooms across the eastern seaboard of Australia, A&L has a well-known brand and strong reputation.

“A&L’s excellent position in the first-time home buyer market expands the reach of our current product range and customer base. The addition of A&L’s brand name expands our portfolio of leading Australian brands and supports our strategy to build leadership positions in attractive markets,” said John Linker, Senior Vice President Corporate Development and Investor Relations. “We expect to deliver synergies through operational savings from the implementation of JEM and by leveraging the benefits of our combined supply chain. We are pleased to welcome the entire A&L team to the JELD-WEN family.”

A&L was privately held by its founders. Terms of the acquisition were not disclosed.

JELD-WEN expects the acquisition to add approximately AU$130 million in annualized revenue. Additionally, JELD-WEN expects the acquisition to be immediately accretive to EPS in 2018.

Outlook for First Quarter and Full Year 2018

Including the expected contribution of the A&L acquisition, but excluding the impact of the pending ABS acquisition, the Company now expects full year 2018 net revenue growth of 10% to 13% compared to the previous outlook of 8% to 11%. The Company now expects full year 2018 adjusted EBITDA of $505 million to $535 million compared to the previous outlook of $500 million to $530 million. The outlook for full year 2018 capital expenditures remains unchanged at $100 million to $125 million. The Company’s adjustments to its 2018 outlook relate solely to the impact of the A&L acquisition.

Additionally, for the first quarter of 2018, the Company expects adjusted EBITDA of $80 million to $86 million. The outlook for the first quarter is consistent with the Company’s previously disclosed expectations.

About JELD-WEN

JELD-WEN founded in 1960, is one of the world’s largest door and window manufacturers, operating over 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia. For more information visit www.jeld-wen.com.

Forward-Looking Statements

Certain of the statements in this press release constitute “forward-looking statements” within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by our use of words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology.

Forward-looking statements regarding market potential, future financial performance, and our expectations, beliefs, plans, assumptions, or other future events are made based on management’s current expectations, assumptions, estimates, projections, and beliefs concerning future developments and their potential effects upon JELD-WEN and its subsidiaries. Although we believe that these statements are based on reasonable expectations and estimates, they are not a guarantee of future performance and involve known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual outcomes and results to differ, possibly materially, from those indicated in such statements, including those discussed in our Annual Reports on Form 10-K and Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements included in this release, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statement, except as required by law.